Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Medicis 2006 Incentive Award Plan, as amended, of our report dated February 26, 2007, with respect to the consolidated financial statements and schedule of Medicis Pharmaceutical Corporation and subsidiaries, Medicis Pharmaceutical Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Medicis Pharmaceutical Corporation, appearing in the Annual Report (Form 10-K) for the fiscal year ending December 31, 2006 filed with the Securities Exchange Commission.

/s/ ERNST & YOUNG LLP

Phoenix, Arizona
June 29, 2007

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